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          PAXAR CORPORATION TO ACQUIRE INTERNATIONAL IMAGING MATERIALS,
Strengthens PAXAR's Leading Position in the Rapidly Growing Auto ID and Tracking Industry and Opens New Global Markets for IIMAK's Product Line

        WHITE PLAINS, N.Y., and AMHERST, N.Y., July 16 /PRNewswire/ -- PAXAR Corporation (NYSE: PXR) and International Imaging Materials, Inc. (IIMAK) (Nasdaq: IMAK) jointly announced today that they have signed a definitive merger agreement. The combined company will be a leading provider of printers and supplies to the identification and tracking industry. PAXAR will acquire IIMAK for approximately $200 million in stock ($24.00 per share). The merger is expected to close early in the fourth calendar quarter of 1997.

        IIMAK is a major manufacturer of thermal transfer ribbons. These ribbons are used in thermal transfer printers to print bar code tags and labels and high-quality color graphics on a variety of materials. Ribbon demand is driven by the installed base of printers, which continues to exhibit growth and serves a wide breadth of applications. Industry experts forecast that the market growth rate for thermal transfer ribbons worldwide is approximately 20% annually.

        PAXAR is a leading manufacturer of apparel identification products. Through its wholly owned subsidiary, Monarch Marking Systems, PAXAR is also a major U.S. manufacturer of thermal printers and supplies and has one of the largest installed bases of printers in the industry. With the IIMAK transaction, PAXAR would have had total sales in excess of $600 million on a pro forma basis for the twelve months ended March 31, 1997.

        Under the terms of the merger agreement, IIMAK shareholders are expected to receive between 1.2 and 1.412 shares of PAXAR common stock, or $24 per share, in exchange for each of IIMAK's shares. The exchange ratio will be determined prior to closing based upon PAXAR's average price per share measured during a pricing period. The transaction, which is expected to be treated as a tax-free exchange to holders of IIMAK common stock, will be accounted for as a pooling of interests. The merger is subject to approval by regulatory authorities and the shareholders of both PAXAR and IIMAK.

        Arthur Hershaft, Chairman and Chief Executive Officer of PAXAR, stated, "We are excited about the growth opportunities the IIMAK merger presents. Specifically, this transaction will enhance our position in the rapidly growing automatic identification and tracking (auto ID) industry. We believe that this is particularly important in a time of industry consolidation."

        Mr. Hershaft continued, "PAXAR is a leading supplier of a broad line of thermal transfer printers and related supplies to apparel, retail and industrial customers worldwide, while IIMAK is a market leader in the sale of thermal transfer ribbons for these printers in North America. PAXAR operates a global network of manufacturing plants, service centers and sales offices in 75 countries worldwide. This merger allows PAXAR and IIMAK to leverage their complementary business strengths, capitalizing more quickly on significant worldwide market opportunities."

        Mr. Hershaft went on to add, "It is important to note that the IIMAK transaction is in keeping with our proven acquisition strategy of selecting profitable companies that provide synergy with our existing operations and are





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the market leaders in their product lines. This transaction is an important step in building a supplies business,("razor-and-blade") focusing on the growing automatic identification and tracking industry. The IIMAK merger also dovetails nicely with our acquisition of Monarch Marking Systems in March 1997."

        Jack W. O'Leary, President and Chief Executive Officer, said, "We are enthusiastic about the prospects for this merger and look forward to joining forces with PAXAR. IIMAK originally grew its business by creating proprietary products for manufacturers of printers. This OEM channel remains as IIMAK's primary channel. Over the past several years, IIMAK launched an aftermarket distribution business which is its fastest growing segment.

        "Over the past two years, IIMAK made an investment in excess of $30 million in plant and equipment to continue its growth and productivity improvements. This merger substantially increases our distribution capabilities in rapidly growing international markets, enabling us to utilize this expanded capacity faster, resulting in greater bottom line growth," concluded Mr. O'Leary.

        Although IIMAK will be a wholly owned subsidiary of PAXAR, IIMAK's existing top management, Jack O'Leary, President and Chief Executive Officer, and Richard A. Marshall, Executive Vice President, Chief Operating Officer, will continue to operate IIMAK independently from PAXAR. Mr. Hershaft noted that the transaction is not expected to result in any changes impacting the organization or customer relationships at either PAXAR or IIMAK.

        PAXAR is a worldwide leader in the apparel identification business. Monarch, a wholly owned subsidiary of PAXAR, is a leading supplier of identification and tracking solutions to retail and industrial customers worldwide. Together, PAXAR and Monarch market and distribute their products in more than 75 countries.

        For more information on PAXAR, via fax at no charge, please call 1 (800) PRO-INFO, and enter ticker symbol PXR. Or, to visit the Company's web site, visit http://www.paxar.com

        Except for historical information contained herein, certain statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause PAXAR's or IIMAK's actual results in future periods to differ materially from forecasted results. Factors that could cause actual results to differ materially include, but are not limited to, economic and other business conditions that may affect demand for PAXAR's or IIMAK's products in the United States or international markets, the mix of products sold and the profit margins thereon, order cancellations or reduced bookings by customers or distributors, and discounting necessitated by price competition.

SOURCE PAXAR Corporation


         CONTACT: Arthur Hershaft, Chairman and Chief Executive Officer of PAXAR, 914-697-6800; or Jack O'Leary, President and Chief Executive Officer, 716-691-6333, or Judy McCann, Investor Relations Manager, 716-691-4064, both




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of  IIMAK;  or  Doug  Delieto,  general,  212-661-8030,  Suzy  Lynde,  analysts,
312-266-7800 or Judith Sylk-Siegel, media, 212-661-8030, all of the Financial Relations Board, for PAXAR Corporation/ (PXR IMAK)